Exhibit 10.4
AGREEMENT
     This Agreement (“Agreement”) is entered into as of the 16th day of March, 2007, by and between The Lamson & Sessions Co., an Ohio corporation with its principal offices at Cleveland, Ohio (the “Company”), and John B. Schulze (“Executive”);
WITNESSETH:
     WHEREAS, Executive and Company entered into an Amended and Restated Supplemental Retirement Agreement as of March 20, 1990, which agreement was further amended as of January 1, 2000 (which agreement together with the amendment is referred to hereafter as the “SERP Agreement”) in order to supplement Executive’s retirement and disability benefits; and
     WHEREAS, Section 3 of the SERP Agreement provides for the payment of benefits to the Executive in the Spouse’s Annuity Form, described in Article VII of The Lamson & Sessions Co. Salaried Employees’ Retirement Plan (“Retirement Plan”), if he is married on the date that benefits under the SERP Agreement commence ; and
     WHEREAS, the Spouse’s Annuity Form under the Retirement Plan is defined in Section 7.3 of the Retirement Plan as a 50% joint and spousal survivor annuity; and
     WHEREAS, pursuant to Section 7.3 of the Retirement Plan, the Executive is entitled to receive his qualified retirement plan benefit under the Retirement Plan in the form of a Subsidized Spouse’s Annuity Form, which is a subsidized 100% joint and spousal survivor annuity; and
     WHEREAS, the Company desires to permit the Executive to receive the actuarial equivalent of payment of his benefits under the SERP Agreement in the Subsidized Spouse’s Annuity Form if Executive elects to receive payment of his qualified retirement plan benefit under the Retirement Plan in the Subsidized Spouse’s Annuity Form;
     NOW, THEREFORE, the Company and the Executive hereby agree to augment the SERP Agreement as follows:
     1.(a) If Executive elects to receive his qualified retirement plan benefits under the Retirement Plan in the Subsidized Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 5), then Executive shall be entitled to a lump sum payment in an amount equal to the difference between (i) the Actuarial Equivalent of the amounts payable to the Executive and his spouse under the SERP Agreement pursuant to the Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 2) and (ii) the Actuarial Equivalent of the amounts that would be payable to the Executive and his spouse if the Executive’s benefit under the SERP Agreement was paid pursuant to the Subsidized Spouse’s Annuity Form (described in Section 7.3 of the Retirement Plan as Form 5). Payment of such lump sum amount shall be made within 30 days following Executive’s Termination of Employment, provided, however, that if on the date of such Termination of Employment Executive is a Key Employee (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 416(i) of the Code (without regard to paragraph 5 thereof)) and if the payment to be made to Executive hereunder is subject to Section 409A of the Code, the Company shall pay such amount on the first day of the seventh month following Executive’s Termination of Employment.

       (b) For this purpose, the following terms shall have the following meanings:
             (i) Termination of Employment shall mean a separation from service as defined under Section 409A of the Code.
             (ii) Actuarial Equivalent shall have the same meaning as set forth in the Retirement Plan.
     2. The SERP Agreement remains unchanged and continues in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE LAMSON & SESSIONS CO.
By:	/s/ Michael J. Merriman
Name: Michael J. Merriman
Title: Chief Executive Officer

/s/ John B. Schulze
John B. Schulze